EXHIBIT 99.1
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                            Explanation of Responses
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(1)   Galen Partners III, L.P., Galen Partners International III, L.P., Galen
      Partners Employee Fund III, L.P., Jeffrey Soinski, Donald D. Solomon, Jann
      H. Solomon, Paul Evans, Evans Family Ltd Partnership, David A. Green and Rebecca Whitney (each, a "Stockholder" and, collectively, the "Stockholders") and the Reporting Person are parties to a Voting and Support Agreement, dated as of March 10, 2008 (the "Voting Agreement"), with respect to 19,488,745 shares of Common Stock of the Issuer (collectively, the "Subject Shares") held of record by the Stockholders. The Voting Agreement was entered into as a condition to the willingness of the Reporting Person to enter into an Agreement and Plan of Merger, dated as of March 10, 2008, (the "Merger Agreement"), by and among the Reporting Person, Pelican Acquisition Sub Co., a Delaware corporation and a wholly owned subsidiary of the Reporting Person, and the Issuer. The Merger is subject to a number of conditions, and there is no certainty that the Merger will be consummated. Pursuant to the Voting Agreement, at any meeting of the stockholders of the Issuer, and at any adjournment or postponement thereof, called to seek Stockholder Approval (as defined in the Merger Agreement) or in any other circumstances upon which a vote, consent or other approval (including by written consent) with respect to the Merger Agreement, the Merger or any other transaction contemplated by the Merger Agreement is sought, each Stockholder agreed to, including by executing a written consent solicitation if requested by the Reporting Person, vote (or cause to be voted), in person or by proxy, the Subject Shares in favor of (i) granting the Stockholder Approval and (ii) any proposal to adjourn any meeting of the stockholders of the Issuer which the Reporting Person supports. The Stockholders have granted an irrevocable proxy to the Reporting Person pursuant to the Voting Agreement. As a result of such grant, the Reporting Person may be deemed to be the beneficial owner of the Subject Shares for purposes of Rule 13d-3 under the Securities Exchange Act of 1934. Neither the filing of this Form 3 nor any of its contents shall be deemed to constitute an admission by the Reporting Person that it is the beneficial owner of any of the Subject Shares referred to herein for purposes of the Exchange Act, or for any other purpose, and such beneficial ownership is expressly disclaimed.